Exhibit 99.1

Avigen Reports Third Quarter 2006 Financial Results

Conference Call Scheduled for 11:30 a.m. (EDT) on Wednesday, October 25, 2006

ALAMEDA, CA, October 25, 2006 – Avigen, Inc. (Nasdaq: AVGN) today reported financial results for the three and nine months ended September 30, 2006. At September 30, 2006, Avigen had approximately $75 million in financial assets, including cash, cash equivalents, available-for-sale securities and restricted investments, compared with approximately $80 million at June 30, 2006 and $70 million at December 31, 2005. More complete financial results are set out in detail in the financial tables attached.

“We remain focused on the timely execution of our clinical development plans for each of our compounds,” said Kenneth G. Chahine, Ph.D., J.D., Avigen’s President and CEO. “During the third quarter, we initiated human trials on both AV650, which targets spasticity and neuromuscular spasm, and AV411 for neuropathic pain. Each of these compounds has innovative characteristics we believe will differentiate them from other products and approaches for treating the disorders they target. In particular, AV650 is unique from other treatments for spasticity in that we believe it is non-sedating, and AV411 represents a novel mechanism of action that is focused on the role of glial cell activity in pain regulation.

“We have established a clear clinical development strategy for each of these products and are on track to file additional Investigational New Drug applications and initiate clinical trials with different patient populations over the next six to nine months. Our financial resources remain solid, as we continue to benefit from cost savings stemming from the changes we made last year when we began to shift our focus toward the needs of our current pipeline. This is allowing us to channel more resources directly into the clinical development of these products, which can be seen in our financial statements.

“We believe our current compounds have significant additional clinical utility and differentiate themselves from other products in the market. Avigen continues to focus on ways to enhance the value of these drugs through our execution of effective intellectual property strategies and clinical trial plans.”

BUSINESS and FINANCIAL HIGHLIGHTS

  Initiated a Phase IIa exploratory therapeutic clinical trial with AV411 at the Royal Adelaide Hospital in Adelaide, Australia for neuropathic pain and remain on-track to file a U.S. Investigational New Drug (IND) within the next three to six months; and

  Initiated an initial Phase I clinical trial of AV650 to assess the safety, pharmacokinetic profile and lack of sedation in normal volunteers and are in discussion with the FDA on the protocol design for a Phase II clinical trial with spasticity patients that Avigen intends to initiate in early 2007.

Financial Results

Avigen reported a net loss of $5.7 million, or $0.23 per share, for the three months ended September 30, 2006, compared to a net loss of $6.8 million, or $0.32 per share, for the three months ended September 30, 2005. The 2005 period included the impact of $1.6 million of impairment losses related to long-lived assets associated with Avigen’s previous gene therapy activities. For the nine months ended September 30, 2006 and 2005, Avigen reported a net loss of $18.5 million, or $0.81 per share, and $21.8 million, or $1.06 per share, respectively. The 2006 nine-month period included $3.0 million of in-license fees related to AV650, and the 2005 nine-month period included total impairment losses of $6.1 million ($1.6 million of which were in the third quarter of 2005).

Third Quarter Results

Research and development expenses for the three months ended September 30, 2006 and 2005 were approximately $4.7 million and $3.6 million, respectively. This increase in 2006 expenses primarily reflects Avigen’s initiation of clinical trials during the quarter for both AV650 and AV411, as well as additional preclinical research to support future Investigational New Drug (IND) applications.

General and administrative expenses were approximately $1.9 million for both the three months ended September 30, 2006 and 2005, as reductions during the 2006 quarter for personnel-related costs and legal and professional services fees were offset by the recognition of non-cash expense for share-based compensation.

At September 30, 2005, Avigen determined that long-lived assets, representing leasehold improvements associated with a portion of its facilities under lease through November 2010 at a net carrying value of $1.6 million, were no longer recoverable and were, in fact, impaired. Avigen took steps to seek to sublease these facilities and recorded an impairment loss during the third quarter of 2005 to write down the related carrying value of the leasehold improvements to approximate their estimated fair value.

Net interest income and other expenses were $769,000 for the three months ended September 30, 2006 compared to $334,000 for the same period in 2005. This increase was primarily due to the increase in the amount of Avigen’s interest-bearing financial assets and a rise in the average yield earned on Avigen’s portfolio.

Nine-Month Results

Revenues for the nine months ended September 30, 2006 and 2005 were $103,000 and $24,000, respectively. 2006 revenue represented income from Avigen’s participation with the University of Colorado on a grant that was funded by the National Institutes of Health. 2005 revenue represented license fees associated with intellectual property Avigen has subsequently assigned to Genzyme Corporation.

Research and development expenses for the nine months ended September 30, 2006 and 2005 were $11.3 million and $10.9 million, respectively. This increase reflects approximately $3.0 million in higher expenses for external research and development services associated with Avigen’s current clinical trials for AV650 and AV411 and planned IND filings. This increase was partially offset by reduced personnel-related costs, depreciation, and facilities overhead as a result of actions initiated in June 2005 to reduce staff and other costs associated with Avigen’s previous gene therapy activities.

General and administrative expenses were $6.6 million and $5.8 million for the nine months ended September 30, 2006 and 2005, respectively. The increase is primarily due to the recognition of approximately $730,000 in non-cash expense for share-based compensation for the 2006 nine-month period and charges for severance recorded during the first quarter of 2006.

In-license fees during the nine months ended September 30, 2006 were $3.0 million and represented a payment in January in connection with Avigen’s in-license of the North American development and commercial rights to AV650, compared to no in-license fees in the corresponding period in 2005.

Impairment losses related to long-lived assets during the nine months ended September 30, 2005 were $6.1 million and represented Avigen’s determination that the net carrying value of certain leasehold improvements associated with portions of its facilities under lease through May 2008 and November 2010 were no longer recoverable and were, in fact, impaired. Approximately fifty-percent of these facilities was subsequently subleased prior to the beginning of 2006.

Net interest income and other expenses for the nine months ended September 30, 2006 and 2005 were $1.9 million and $965,000, respectively.

Avigen believes its financial resources will be able to fund its planned operating expenses for approximately two to three years. Avigen also believes its current drug candidates have additional clinical and commercial utility and intends to explore the development of these opportunities as its financial resources allow.

Conference Call Information

Avigen management will host a conference call and web cast today, Wednesday, October 25, 2006, at 11:30 a.m. EDT (8:30 a.m. PDT). This web cast can be accessed from the Avigen website at www.avigen.com. A web replay will also be available following the call on the company’s website until it releases its full year 2006 financial results. The conference call may be accessed by dialing 1-800-561-2813 for domestic callers and 617-614-3529 for international callers. The participant passcode is 80580784. A rebroadcast of the call will be available approximately one hour after the live call by dialing 1-888-286-8010 for domestic callers and 617-801-6888 for international callers. The participant passcode is 75317634.

About Avigen

Avigen is a biopharmaceutical company focused on unique small molecule therapeutics and biologics to treat serious neurological disorders, including neuropathic pain and neuromuscular spasm and spasticity. Avigen's strategy is to complete the requirements of clinical development for each of the candidates in its product pipeline, and continue to look for opportunities to expand its pipeline through a combination of internal research, acquisitions, and in-licensing, with the goal of becoming a fully integrated commercial biopharmaceutical company that remains committed to its neurology products. The company is currently developing AV650 for spasticity and neuromuscular spasm and AV411 for neuropathic pain. Additionally, the company has in development AV513, a compound for the treatment of hemophilia A and B. For more information about Avigen, consult the company’s website at http://www.avigen.com.

Statement under the Private Securities Litigation Reform Act

This press release contains forward-looking statements, which include, among others, Avigen's belief that: its current compounds will have additional clinical utility and differentiate themselves from other products in the market; that it will file additional Investigational New Drug (IND) applications and initiate clinical trials with different patient populations over the next six to nine months; that it will file an IND with the U.S. FDA for AV411, and that such filing will be made within the next three to six months; that it will initiate a Phase II U.S. clinical trial for AV650 with spasticity patients in early 2007; and that its current financial resources will support its operating plans for approximately two to three years. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected in these forward-looking statements. These risks and uncertainties include, among others, the fact that development of small molecule therapeutics and other therapeutic discovery and development is a time- and resource-intensive process, which may result in the expenditure of a significant amount of time and resources with no progress towards clinical trials or marketable product resulting from the effort; the risk that Avigen will not be able to obtain regulatory approvals for its drug products, which is required prior to marketing drug products; and the risk that early positive preclinical and clinical results to not guarantee that the potential products will ultimately be effective in treating the indications for which they are developed, or exhibit the unique properties they appear to possess. In addition, there are many other risks and uncertainties inherent in the development of drug products. Other risks and uncertainties relating to Avigen are detailed in reports filed by Avigen with the Securities and Exchange Commission, including Avigen's Quarterly Report on Form 10-Q for the period ended June 30, 2006, under the caption "Risks Related to our Business" in Item 2 of Part 1 of that report, which was filed with the SEC on August 4, 2006.

Contact: Michael Coffee
Chief Business Officer
Avigen, Inc.
1301 Harbor Bay Parkway, Alameda, CA 94502
Tel: 510-748-7372
Fax: 510-748-7155
E-mail: mcoffee@avigen.com

-- Financial Results Follow --

###

AVIGEN, INC.

SELECTED FINANCIAL INFORMATION

STATEMENTS OF OPERATIONS

(In thousands, except shares	Three months ended		Nine months ended
and per share information)
	September 30,	September 30,	September 30,	September 30,
	2006	2005	2006	2005
	(unaudited)		(unaudited)
Revenue	$-	$4	$103	$24
Operating expenses
Research and development	4,715	3,599	11,266	10,905
General and administrative	1,857	1,863	6,643	5,755
Impairment loss related to long-lived assets	-	1,640	-	6,130
In-license fees	-	-	3,000	-

Total operating expenses	6,572	7,102	20,909	22,790

Loss from operations	(6,572)	(7,098)	(20,806)	(22,766)
Sublease income	141	-	424	-
Net interest income and other expense	$769	$334	$1,865	$965

Net loss	$(5,662)	$(6,764)	$(18,517)	$(21,801)

Basic and diluted net loss per common share	$(0.23)	$(0.32)	$(0.81)	$(1.06)

Shares used in basic and diluted net loss
per common share calculation	24,998,357	20,828,686	22,983,095	20,530,484

CONDENSED BALANCE SHEETS			September 30,	December 31,
			2006,	2005
(In thousands)			(unaudited)	(1)

Cash, cash equivalents and available-for-sale securities			$64,682	$59,960
Restricted investments – current			8,000	-
Accrued interest and other current assets			1,162	1,207
Total current assets			73,844	61,167
Restricted investments			2,428	10,428
Property and equipment, net			2,991	3,929
Deposits and other assets			522	740

Total assets			$79,785	$76,264

Current liabilities and deferred revenue			10,228	1,518

Long-term obligations			1,170	9,282
Stockholders' equity			68,387	65,464

Total liabilities and stockholders' equity			$79,785	$76,264

(1) Derived from audited financial statements.